QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

        The Registrant has the following subsidiaries: ACNB Bank, a Pennsylvania state-chartered commercial bank and trust company and Russell Insurance Group, Inc., incorporated in the State of Maryland.

QuickLinks

  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT